Exhibit 99.1

CONTACT:	Sheilah Serradell
Depomed, Inc.
650-462-5900
sserradell@depomed.com

DEPOMED REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

MENLO PARK, Calif., October 29, 2009 — Depomed, Inc. (NASDAQ: DEPO) today reported financial results for the third quarter ended September 30, 2009.

Revenue for the three months ended September 30, 2009 was $23.0 million compared to $14.1 million for the three months ended September 30, 2008.  Revenue for the three months ended September 30, 2009 included a $10.0 million license payment from Merck & Co. Inc. related to the Company’s license arrangement with Merck for fixed dose combinations of sitagliptin and extended release metformin entered into in July 2009.  Revenue for the three months ended September 30, 2008 included a one-time recognition of $6.3 million in product sales of GLUMETZA related to previously deferred revenue, resulting from a change in the Company’s accounting for GLUMETZA product sales.

Operating expenses for the three months ended September 30, 2009 were $20.2 million.  Operating expenses for the third quarter of 2009 included $6.7 million in promotion fee expense related to the Company’s promotion agreement for GLUMETZA® with Santarus due to increased GLUMETZA product sales. Operating expenses for same period in 2008 were $12.2 million and included $5.6 million in promotion fee expense. The increases in operating expenses in 2009 were due to the increased Santarus promotion fees and increased expenses related to the Company’s Phase 3 clinical trials for SeradaTM for the treatment of menopausal hot flashes and DM-1796 for postherpetic neuralgia.  Stock-based compensation expense was $0.8 million for the three months ended September 30, 2009 as compared to $0.7 million for the three months ended September 30, 2008.

Net income for the three months ended September 30, 2009 was $1.4 million, or $0.03 per share, compared to a net loss of $0.3 million, or $0.01 per share, for the three months ended September 30, 2008. Net income for the three months of 2009 was primarily attributable to the one-time $10.0 million license payment received from Merck, which resulted in a profitable quarter. Net loss for the third quarter of 2008 included a one-time recognition of $6.3 million in product sales of GLUMETZA related to previously deferred revenue, which had the effect of reducing net loss by $5.3 million.

Cash, cash equivalents and marketable securities were $88.6 million as of September 30, 2009 compared to $82.1 million as of December 31, 2008.

“We achieved a number of significant milestones in the third quarter and early fourth quarter.  We completed a transaction with Merck that resulted in a profitable quarter and an even stronger balance sheet, Glumetza prescriptions reached all-time highs, and we completed all three of our Phase 3 studies.  We are very pleased with the positive results in our Phase 3 postherpetic neuralgia study with DM-1796, and look forward to working with our partner Solvay to complete the NDA for the product.  We believe that the commercial potential of DM-1796 is significant, as DM-1796 targets a very large neuropathic pain market.  Our Phase 3 results demonstrated that DM-1796 has the potential to address unmet needs of current treatments with its once-daily dosing and lower side effects, and thus is highly clinically differentiated,” commented Carl Pelzel, Depomed’s president and chief executive officer.  “As we move DM-1796 forward with Solvay, we are also continuing to analyze the mixed results in our Phase 3 menopausal hot flash program with Serada to determine the best path forward toward approval,” Mr. Pelzel added.

Third Quarter 2009 and Recent Highlights

•                  Licensed patents covering metformin extended-release technology to Merck & Co., Inc. on a non-exclusive basis for a $10 million upfront fee, a milestone payment upon filing of the NDA, and modest royalties on net product sales  (July 2009)

•                  Announced results of Phase 1 clinical program in Parkinson’s patients for DM-1992, Depomed’s proprietary extended release formulation of levodopa/carbidopa (August 2009)

•                  Announced positive results of Phase 3 clinical program for DM-1796 in post-herpetic neuralgia (October 2009)

•                  Announced results of Phase 3 clinical program for Serada in menopausal hot flashes (October 2009)

•                  Announced completion of the 1st formulation under collaboration with Covidien (October 2009)

Conference Call

Depomed will host a conference call today, Thursday, October 29, beginning at 5:00 p.m. ET, 2:00 p.m. PT to discuss its results.  The conference call will be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com.  Access the website 15 minutes prior to the start of the call to download and install any necessary audio software.  An archived webcast replay will be available on the Company’s website for three months.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company with one product candidate through Phase 3 clinical development, another in Phase 3 clinical development, two approved products on the market and other product candidates in its early stage pipeline. Product candidate DM-1796 has completed Phase 3 clinical development and has been licensed to Solvay Pharmaceuticals. A New Drug Applications for DM-1796 is expected to be filed with the FDA in the first quarter of 2010. Product candidate SeradaTM is in Phase 3 clinical development for menopausal hot flashes. GLUMETZA(R) (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and promoted by Santarus, Inc. in the United States. Depomed formulates its products and product candidates with its proven, proprietary Acuform(R) drug delivery technology, which is designed to improve existing oral medications, allowing for extended, controlled release of medications to the upper gastrointestinal tract. Benefits of Acuform-enhanced pharmaceuticals include the convenience of once-daily administration, improved treatment tolerability and enhanced compliance and efficacy. Additional information about Depomed may be found on its website, www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to our business strategy; potential business development transactions; our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K and most recent

Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

-Financial Tables Follow-

DEPOMED, INC.

CONDENSED STATEMENTS OF OPERATIONS

 (in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Product sales	$9,859	$13,011	$25,107	$23,756
Royalties	464	516	1,457	1,060
License and collaborative revenue	12,691	584	17,930	1,311
Total revenues	23,014	14,111	44,494	26,127

Costs and expenses:
Cost of sales	1,367	2,396	3,628	4,567
Research and development	9,300	6,998	29,345	17,748
Selling, general and administrative	10,931	5,250	29,878	16,998
Gain on litigation settlement	—	—	—	(7,500)
Total costs and expenses	21,598	14,644	62,851	31,813

Income (loss) from operations	1,416	(533)	(18,357)	(5,686)

Other income (expense):
Interest and other income	181	515	731	1,871
Interest expense	(240)	(249)	(788)	(254)
Total other income (expense)	(59)	266	(57)	1,617

Net income (loss) before income taxes	1,357	(267)	(18,414)	(4,069)

Provision for income taxes	16	(4)	17	(4)

Net income (loss)	1,373	(271)	(18,397)	(4,073)

Deemed dividend on preferred stock	—	(183)	—	(538)

Net income (loss) applicable to common stock shareholders	$1,373	$(454)	$(18,397)	$(4,611)

Basic net income (loss) applicable to common stock shareholders per common share	$0.03	$(0.01)	$(0.36)	$(0.10)
Diluted net income (loss) applicable to common stock shareholders per common share	$0.03	$(0.01)	$(0.36)	$(0.10)

Shares used in computing basic net income (loss) per common share	51,598,316	48,123,668	51,357,924	48,011,004
Shares used in computing diluted net income (loss) per common share	52,459,484	48,123,668	51,357,924	48,011,004

DEPOMED, INC.

CONDENSED BALANCE SHEETS

 (in thousands, except share amounts)

	September 30,	December 31,
	2009	2008
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$17,650	$22,127
Marketable securities	53,338	59,932
Accounts receivable	5,042	3,099
Unbilled accounts receivable	441	576
Inventories	2,154	2,849
Prepaid and other current assets	972	5,404
Total current assets	79,597	93,987
Marketable securities	17,660	—
Property and equipment, net	1,033	900
Other assets	197	197
	$98,487	$95,084
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,853	$559
Accrued compensation	1,879	2,601
Accrued clinical trial expense	2,242	661
Other accrued liabilities	9,739	9,027
Deferred product sales	1,604	1,702
Deferred license revenue	10,684	4,362
Other current liabilities	103	110
Current portion of long-term debt	3,636	3,356
Total current liabilities	32,740	22,378
Deferred license revenue, non-current portion	43,977	33,209
Long-term debt, non-current portion	3,149	5,775
Other long-term liabilities	510	569
Commitments
Shareholders’ equity:
Preferred stock, no par value, 5,000,000 shares authorized; Series A convertible preferred stock, 25,000 shares designated, 18,158 shares issued, and zero shares outstanding at September 30, 2009 and December 31, 2008	—	—
Common stock, no par value, 100,000,000 shares authorized; 51,751,099 and 51,171,377 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	186,526	183,196
Accumulated deficit	(168,591)	(150,194)
Accumulated other comprehensive gain	176	151
Total shareholders’ equity	18,111	33,153
	$98,487	$95,084

(1) Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.